Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (the “Agreement”), dated as of July 23, 2013, is by and among (i) PureTech Ventures, LLC, a Delaware limited liability company (“PureTech”), and (ii) Follica, Incorporated, a Delaware corporation (the “Company”).

WHEREAS, PureTech is required to provide certain management services and intellectual property as set forth in the Management and Overhead Services Agreement dated on or about the date hereof by and between the Company and PureTech;

WHEREAS, PureTech will receive certain consideration for such management services and intellectual property, including the potential royalty payments set forth herein;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS.

1.1     “Affiliate” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by a Party. For purposes of this definition, the term “control”:, means as to such entity, direct or indirect ownership of (i) more than fifty percent (50%) in the aggregate of the voting power of all outstanding shares entitled to vote at a general election of directors of such entity, (ii) more than fifty percent (50%) of the equity interests in such entity, or (iii) more than fifty percent (50%) of the assets of such entity.

1.2    “Product” shall mean any product that involves (i) disrupting the skin using any mechanical, energy or chemical based approaches, (ii) applying compounds to the skin through the propelling of particles, or (iii) any other approaches to the treatment of hair follicles or other dermatological disorders commercialized by the Company.

1.3    “Process” shall mean any process that involves (i) disrupting the skin using any mechanical, energy or chemical based approaches (ii) applying compounds to the skin through the propelling of particles or (iii) any other approaches to the treatment of hair follicles or dermatological disorders commercialized by the Company.

1.4    ”Service” shall mean the performance of a service for a third party, which performance uses or incorporates a Product or Process.

1.5    ”Net Sales” means [***].

1.6    “Reporting Period” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.7    “Sublicensee” shall mean any non-Affiliate sublicensee of the rights granted by the Company enabling the commercialization of one or more Products, Processes or Services.

l.8    “Sublicense Income” shall mean all consideration received by the Company or any of its Affiliates from Sublicensees in exchange for the sublicensing of rights (i) to research, develop, make, have made, use, offer for sale, sell, lease, import or otherwise exploit Products in in the Territory, (ii) to research, develop, use, have used, perform or otherwise exploit Processes in the Territory or (iii) to develop, offer to sell, sell, have sold or otherwise exploit Services in the Territory, but specifically excluding royalties that are calculated as a percentage of Sublicensee sales. Sublicensing Income includes, without limitation, upfront payments, milestone payments, license maintenance fees, research and development funding and equity investments (whether in the form of stock purchase, options, warrants, convertible debt or other forms) paid directly or indirectly to the Company (or any of its Affiliates) from (or on behalf of) any Sublicensee. Notwithstanding the foregoing, Sublicense Income shall not include amounts paid to the Company by or on behalf of a sublicensee in connection with a sublicensing transaction as an equity investment in the Company (whether in the form of stock purchase, options, warrants or other forms) to the extent that the amount of such investment (calculated in case of options, warrants and the like as if exercised and including all amounts due on exercise) does not involve any premium over fair market value of the equity investment.

1.9    “Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration of the royalty obligation set forth in Section 2.1, unless earlier terminated in accordance with the provisions of this Agreement.

1.10 “Territory” shall mean worldwide.

2. ROYALTIES AND PAYMENT TERMS.

2.1 Royalty and Sublicense Income.

(a)    Royalties. The Company shall pay to PureTech a royalty on Net Sales by the Company, its Affiliates and Sublicensees of Products, Processes and Services equal to [***] of Net Sales by the Company, its Affiliates and Sublicensees. Such royalty shall commence upon the first commercial sale of such Product, Process or Service in such country and shall terminate on the [***] anniversary thereof.

(b)    Time of Payment. Royalties arising under this Section 2.1 shall be payable for each Reporting Period and shall be due to PureTech within [***] of the end of each Reporting Period.

(c)    Sharing of Sublicense Income. The Company shall pay PureTech [***] of all Sublicense Income received by the Company or Affiliates. Such amount shall be payable for each Reporting Period and shall be due to PureTech within [***] of the end of each Reporting Period.

2.2 Payments.

(a)    Method of Payment. All payments under this Agreement shall be made payable to PureTech and sent to the address identified in Section 10.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b)    Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) for the last working day of the calendar quarter of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection, or other charges. Each Party is solely responsible for timely and properly filing and payment of its own taxes of any kind and in any jurisdiction. All payments under this Agreement shall be made in full without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable governmental laws, tax treaty, or regulations. Any tax required to be withheld by the Company under the laws of any foreign country for the account of PureTech shall be promptly paid by the Company for and on behalf of PureTech to the appropriate governmental authority, and the Company shall furnish PureTech with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on PureTech’s behalf shall be deducted from royalty payments due PureTech.

(c)    Late Payments. Any payments by the Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in The Wall Street Journal on the date payment is due.

3. REPORTS AND RECORD KEEPING.

3.1	Frequency of Reports.

(a)    Before First Commercial Sale. Prior to the first commercial sale of any Product or first commercial performance of any Process or Service, the Company shall deliver reports to PureTech annually, within [***] of the end of each calendar year, containing information concerning the progress of research and development pertaining to the Product, Process and Service.

(b)    Upon First Commercial Sale of a Product or Commercial Performance of a Process or Service. The Company shall report to PureTech the date of first commercial sale of a Product and the date of first commercial performance of a Process or Service within [***] of occurrence in each country.

(c)    After First Commercial Sale. After the first commercial sale of a Product, a Process or a Service, the Company shall deliver reports to PureTech within [***] of the end of each Reporting Period, containing information concerning the immediately preceding Reporting Period, as further described in Section 3.2.

3.2    Content of Reports and Payments. Each report delivered by the Company to PureTech shall contain at least the following information for the immediately preceding Reporting Period:

(a)    the number of Products sold, leased or distributed by the Company, its Affiliates and Sublicensees to independent third parties in each country, and, if applicable, the number of Processes and Services sold by the Company, its Affiliates and Sublicensees in each country;

(b)    a description of Processes performed by the Company, its Affiliates and Sublicensees in each country as may be pertinent to a royalty accounting hereunder;

(c)    the gross price charged by the Company, its Affiliates and Sublicensees for each Product and, if applicable, the gross price charged for each Process and Service performed by the Company, its Affiliates and Sublicensees in each country;

(d)    the calculation of Net Sales for the applicable Reporting Period in each country, including a listing of applicable deductions;

(e)    the total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion;

(f)    the amount of Sublicense Income received by the Company from each Sublicensee and the amount due to PureTech from such Sublicense Income, including an itemized breakdown of the sources of income comprising the Sublicense Income; and

(g)    the number of sublicenses entered into for Products and/or Processes and/or Services for which amounts are due to PureTech under this Agreement.

If no amounts are due to PureTech for any Reporting Period, the report shall so state.

3.3    Financial Statements. On or before the [***] following the close of the Company’s fiscal year, the Company shall provide PureTech with the Company’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by the Company’s treasurer or chief financial officer or by an independent auditor.

3.4    Record Keeping. The Company shall maintain, shall cause its Affiliates, and shall require its Sublicensees to maintain, complete and accurate ‘records relating to the rights and obligations under this Agreement and any amounts payable to PureTech in relation to this Agreement, which records shall contain sufficient information to permit PureTech to confirm the accuracy of any reports delivered to PureTech and compliance in other respects with this Agreement. The relevant party shall retain such records for at least [***] following the end of the calendar year to which they pertain, during which time PureTech, or PureTech’s appointed agents, shall have the right, at PureTech’s expense, to inspect such records during normal business hours upon minimum advance notice of [***] to verify any reports and payments made or compliance in other respects under this Agreement. Any person inspecting the books and records of the Company on behalf of PureTech pursuant to this Section 3.4 shall enter into a customary confidentiality agreement with the Company covering the receipt of confidential information from the Company. In the event that any audit performed under this Section 3.4 reveals an underpayment in excess of [***], the Company shall bear the full cost of such audit. Any auditor shall report to PureTech only the amount of any underpayment or overpayment to PureTech or that the payments made by the Company were correct. The Company shall remit any amounts due to PureTech within [***] of receiving the report of the auditor.

4. INDEMNIFICATION

4.1	Indemnity.

(a)    By the Company. The Company shall indemnify, defend, and hold harmless PureTech and its members, directors, officers, employees, agents and Affiliates and their respective successors, heirs and assigns (the “PureTech Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the PureTech Indemnitees in connection with any third party claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) (a “Loss”) (i) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement or (ii) due to a breach of this Agreement by the Company; provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement or the negligence or willful misconduct of a PureTech Indemnitee.

(b)    By PureTech. PureTech shall indemnify, defend, and hold harmless the Company and its directors, officers, employees, agents and Affiliates and their respective successors, heirs and assigns (the “Company lndemnitees”), against any Loss due to a breach of this Agreement by the PureTech; provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement or the negligence or willful misconduct of a Company Indemnitee.

4.2    Procedures. A party seeking indemnification pursuant to Section 4.1 shall provide the indemnifying Party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. The indemnifying Party, at its own expense, shall provide attorneys reasonably acceptable to the indemnified party to defend against any such claim. The indemnified party shall cooperate fully with the indemnifying Party in such defense and will permit the indemnifying Party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any indemnified party spall have the right to retain its own counsel, at the expense of the indemnifying Party, if representation of such indemnified party by the counsel retained by the indemnifying Party would be inappropriate because of actual legal conflicts between such indemnified party and any other party represented by such counsel. The indemnifying Party agrees to keep the other Party informed of the progress in the defense and disposition of such claim and to consult with such Party with regard to any proposed settlement.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1    Representations and Warranties by each Party. Each of PureTech and the Company, with respect to itself, represents, warrants and covenants to the other that:

(a)    it is a corporation or entity duly organized and validly existing under the laws of the state or jurisdiction of its incorporation;

(b)    the execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate or other action and does not require any shareholder or member action or approval;

(c)    it has the full right, power, and authority to enter into and deliver this Agreement, and that the execution of this Agreement creates a valid and binding Agreement enforceable against it in accordance with its terms;

(d)    the execution, delivery, and performance of this Agreement and its compliance with the terms and provisions hereof does not, and will not, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or by-laws; or (iii) any order, writ, injunction, or decree of any court or governmental authority entered against it or by which any of its property is bound; and

(e)    to its knowledge, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement.

5.2 No Inconsistent Agreements. Neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

6. ASSIGNMENT.

Neither Party may assign this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, upon written notice to the other Party, either Party may assign this Agreement to a successor to its business:(whether by merger, a sale or other transfer of all or substantially all of its assets, a sale of a controlling interest of its capital stock, or otherwise) which agrees in writing to assume its obligations hereunder. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7. COVENANTS

7.1    Compliance with Laws. The Company shall comply in all material respects with all commercially material applicable local, state, federal, and foreign laws and regulations relating to the development, manufacture, use, and sale of Products, Processes and Service.

7.2    Export Control. The Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require license for the export of certain types of commodities and technical data to specified countries. The Company hereby gives written assurance that it will comply with, and will require its Affiliates and Sublicensees to comply with, all United

States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold PureTech harmless (in accordance with Section 4) for the consequences of any such violation.

7.3    Non-Use of PureTech Name. The Company and its Affiliates and Sublicensees shall not use the name of PureTech or any variation, adaptation, or abbreviation thereof, or of any of it employees, or agents, or any trademark owned by PureTech, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of PureTech, except as may be required by law, stock exchange rule or other securities trading system rule. The Company shall be entitled to factually identify PureTech as its licensor under this Agreement.

8. TERMINATION.

8.1	Voluntary Termination.

(a)    PureTech shall have the right to terminate this Agreement, for any reason, at any time upon at least [***] prior written notice to the Company, such notice to state the date upon which such termination is to be effective.

8.2	Termination for Default.

(a)    Nonpayment. In the event the Company fails to pay any amounts due and payable to PureTech hereunder, and fails to make such payment within [***] after receiving written notice (by certified US mail) of such failure, PureTech may terminate this Agreement immediately upon written notice to the Company.

(b)    Material Breach by the Company. In the event the Company commits a material breach of its obligations under this Agreement, except for breach as described in Section 8.2(a), and fails to cure that breach within [***] after receiving written notice thereof (by certified US mail), PureTech may terminate this Agreement immediately upon written notice to the Company.

(c)    Material Breach by PureTech. In the event PureTech commits a material breach of its obligations under this Agreement and fails to cure that breach within [***] after receiving written notice thereof (by certified US mail), the Company may terminate this Agreement immediately upon written notice to PureTech.

8.3	Effect of Termination.

(a)    Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1 and 9, and Sections 3.2 (to the extent requiring a final report and payment) and 3.4.

9. DISPUTE RESOLUTION.

9.1    Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

9.2    Equitable Remedies. Although the procedures specified in this Article are the sole and ·exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

9.3    Dispute Resolution Procedures.

(a)    Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected Party shall notify the other Party, and the Parties shall attempt in good faith to resolve the matter within [***] after the date of such notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each Party, who shall meet at a mutually acceptable time and location within [***] after the Notice Date and attempt to negotiate a settlement.

(b)    Arbitration. If the matter remains unresolved within [***] after the Notice Date, or if the senior executives fail to meet within [***] after the Notice Date, either Party shall be entitled to submit the matter to binding arbitration under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted by a panel of three arbitrators (the “Arbitration Panel”) and shall be conducted in Boston, Massachusetts. PureTech on the one hand, and the Company on the other, shall each appoint one arbitrator, and the third arbitrator shall be appointed by the two arbitrators appointed by PureTech and the Company. The Arbitration Panel shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as it shall determine. Judgments upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

10. MISCELLANEOUS.

10.1    Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to PureTech:	Daphne Zohar
PureTech Ventures, LLC
500 Boylston Street, Suite 1600
Boston, Massachusetts 02116
Fax: 617.482.3337

If to the Company:	President
Follica, Incorporated
500 Boylston Street, Suite 1600
Boston, Massachusetts 02116
Fax: 617.482.3337.

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 10.1.

10.2    Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

10.3    Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.4    Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.5    Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within [***] after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

10.6    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

10.7    Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

10.8    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter. For the avoidance of doubt, this Agreement shall not supersede the Exclusive Patent License Agreement dated as of July 16, 2008 by and between PureTech and the Company, which agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PURETECH VENTURES LLC		FOLLICA, INCORPORATED

By:	/s/ Daphne Zohar	By:	/s/ Daphne Zohar
Name:	Daphne Zohar	Title:	Daphne Zohar
Title:	Managing Partner	Name:	Interim President and CEO